Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE SECOND QUARTER 2008

•	Second Quarter 2008 Revenue:	$977 million; up 14%
•	Second Quarter 2008 Operating Income:	$94 million; down 2%
•	Second Quarter 2008 EPS:	39 cents vs. 45 cents*

* 2Q 2007 includes $10.3 million benefit, net of tax, (EPS impact 7 cents) for settlement of an IRS adjustment

LOWELL, ARKANSAS, July 14, 2008 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced second quarter 2008 net earnings of $50.6 million, or diluted earnings per share of 39 cents vs. 2007 second quarter earnings of $63.9 million, or 45 cents per diluted share.  Included in the second quarter 2007 results was a benefit of $10.3 million (EPS positive impact 7 cents), net of income taxes, resulting from the settlement of a tax adjustment by the IRS.

Total operating revenue for the current quarter was $977 million, a 14% increase from the $856 million for the second quarter 2007.  The increase in operating revenue was primarily attributable to sharply higher fuel surcharge revenue and growth in our Intermodal (JBI) segment and our non-asset based Integrated Capacity Solutions (ICS) segment.  Current quarter operating revenue, excluding fuel surcharges, increased 3% over the second quarter 2007. Containers and trailers grew from 55,886 to 60,290 over the same period.  The growth in the fleet of containers and trailers was primarily to support additional intermodal business.  The combined tractor fleet declined from 11,760 in the second quarter 2007 to 10,545 in the second quarter 2008, primarily due to our actions to reduce the size of the Truck segment fleet.

Operating income for the current quarter decreased slightly to $94.0 million vs. $96.2 million for the second quarter 2007.  The income tax adjustment referred to above recorded in the second quarter of 2007 was related to a 1999 sale-and-leaseback transaction which had been disclosed previously.  Our effective income tax rate for the current quarter increased to 39.0% in 2008, from 24.8% in 2007 which reflected the settlement of the IRS adjustment.

“We are delighted to report earnings per share growth in the second quarter 2008 (excluding the tax benefit in second quarter 2007) despite a significant freight recession and soaring fuel prices.  We continue to offer our customers supply chain solutions that best suit their service and cost parameters without bias toward a particular mode or asset class.  Importantly, this value enhancing strategy has allowed our customers to partially mitigate the impact of historically higher fuel prices by growing their use of intermodal vs. truckload.  Whether it be saving our customers money on their transportation costs by converting truckload freight to intermodal, by offering true dedicated operations for service critical deliveries or by providing alternative outsourced capacity to complement our own trucks, we are committed to helping our customers achieve best-in-class performance of their supply chains.  We are pleased to be able to achieve progress toward those goals and also produce higher earnings per share in this difficult environment,” said Kirk Thompson, JBHT President and CEO.

Segment Information:

Intermodal (JBI)

•	Second Quarter 2008 Segment Revenue:	$496 million; up 28%
•	Second Quarter 2008 Operating Income:	$66.2 million; up 22%

JBI revenue grew by 28% compared to the same quarter a year ago, driven mostly by load count that increased 17% and by higher fuel surcharge revenue. Results for the current quarter continue to reflect our customers’ confidence in our intermodal product as they look for alternatives to high fuel prices paid to over-the-road providers.  As a result, our short haul loads continue to grow at a 40% plus pace.  The resultant lane mix change drove overall length of haul down 4% and pricing up 2% in the current quarter.

JBI operating key factors continue to show positive results as both driver turnover and driver productivity improved during the current quarter.  In conjunction with our eastern rail partner, Norfolk Southern Corporation (NSC), we have initiated service on more than a half dozen new intermodal lanes serving the Eastern half of the United States.   While the initial volume impacts are expected to be small, our ability to meet new customer requests for over-the-road conversion to intermodal continues to expand.  We are pleased with the execution of our network and operations by our experienced intermodal staff and in their ability to quickly adjust to a changing environment for the benefit of our customers.

Dedicated Contract Services (DCS)

•	Second Quarter 2008 Segment Revenue:	$243 million; up 3%
•	Second Quarter 2008 Operating Income:	$22.2 million; down 11%

DCS revenue grew 3% compared to the same quarter last year.  Excluding the effect of fuel surcharges, revenue declined 6%.  However, revenue per average truck per week, excluding the effect of fuel surcharges, increased 3%.  This increase was partially due to a decline in average trucks to 4,715 units in the second quarter 2008 vs. 5,215 units in the second quarter 2007.  The decline in truck count was driven primarily by reduction in the number of units that operate in more generic dedicated business which, by our definition, now stands at approximately 8% of our fleet.  Truck count in the value-added, true dedicated business increased when compared to both the second quarter 2007 and first quarter 2008.  Operating statistics in the second quarter 2008 vs. the same period last year reflect this change in business mix. Utilization was down 5% and loaded length of haul down 29 miles to 224 miles, while revenue per loaded mile, excluding fuel surcharge, was up 10%.

Operating income declined $2.7 million and the operating ratio increased 140 basis points to 90.9%.  The increase in the cost of fuel and the corresponding increase in fuel surcharge revenue caused a dilutive effect on the operating ratio of 80 basis points.  As fuel surcharge revenue increased, the operating ratio was negatively impacted due to the additional revenue with no attendant margin.

Truck (JBT)

•	Second Quarter 2008 Segment Revenue:	$192 million; down 14%
•	Second Quarter 2008 Operating Income:	$3.4 million; down 79%

JBT segment revenue declined 14%, primarily due to a 17% reduction in loads, compared to the second quarter 2007.  We have continued to right-size our random tractor fleet, which resulted in a reduction of 1,085 tractors, or 22%, compared to the tractor counts at the end of the second quarter 2007.  As a result, current quarter revenue declined 23%, excluding fuel surcharges.  We continue to make progress selling the JBT segment revenue equipment that was designated as held for sale at December 31, 2007.

JBT’s overall rate per loaded mile, excluding fuel surcharges, increased 2.3% during the current quarter, compared to the prior year period.  However, rates must increase in order for JBT to produce acceptable returns.  Inability to achieve rapid improvement in profitability will result in further truck count reductions.

We continue to be challenged by steep rises in fuel prices and, as typical in the truckload industry, unrealistic fuel economy assumptions in most customer-specific fuel surcharge programs.  Fuel increased dramatically during the quarter, climbing 70 cents per gallon, or 18%, from its low in early April.   We incur non-billable fuel consumption from idle time and extra miles from deadheading and mileage guide variances.  Higher fuel costs, net of fuel surcharge revenues, reduced JBT operating income by approximately $3.2 million compared to the second quarter last year.  JBT is evaluating its most unfavorable customer-specific fuel surcharge programs and will begin aggressively seeking improvements to better recover the high cost of fuel.

Integrated Capacity Solutions (ICS)

•	Second Quarter 2008 Segment Revenue:	$53 million; up 214%
•	Second Quarter 2008 Operating Income:	$2.3 million; up 238%

ICS segment revenue increased 214% from the second quarter 2007. We continue to see steady revenue growth from new and existing customers, with revenues increasing 42% from the first quarter 2008, primarily driven by increased volumes. Second quarter net operating revenue (gross revenue less purchased transportation) increased 186% year over year.

Operating expenses increased 167% from the second quarter 2007, primarily due to employee growth throughout 2007 and 2008. Year over year employee count increased 191% from 2007. We continued to grow our workforce during the second quarter 2008, in anticipation of continued growth in the segment, with employees growing 32% from the first quarter 2008. Despite the significant growth in our workforce, operating expenses, as a percentage of net operating revenue, decreased to 68.5% in the second quarter from 69% in the first quarter 2008.

During the current quarter, we began offering cash advance and quickpay services to our carriers. Our third party carrier base grew 21% during the current quarter to over 12,700 carriers by quarter-end.

Cash Flow and Capitalization:

At June 30, 2008, we had cash and cash equivalents of $1.3 million.  We reduced our total debt to $825 million at June 30, 2008 from $913 million at December 31, 2007.  In addition, our net capital expenditures year-to-date approximated $110 million vs. $210 million during the same time a year ago.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2007. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30
	2008		2007
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$763,303		$742,573
Fuel surcharge revenues	214,036		113,287
Total operating revenues	977,339	100.0%	855,860	100.0%

Operating expenses
Rents and purchased transportation	377,433	38.6%	292,155	34.2%
Salaries, wages and employee benefits	220,961	22.6%	223,350	26.1%
Fuel and fuel taxes	157,637	16.1%	114,784	13.4%
Depreciation and amortization	50,728	5.2%	50,526	5.9%
Operating supplies and expenses	40,965	4.2%	38,880	4.5%
Insurance and claims	14,262	1.5%	16,774	2.0%
Operating taxes and licenses	8,120	0.8%	8,554	1.0%
General and administrative expenses, net of gains	8,584	0.9%	9,517	1.1%
Communication and utilities	4,604	0.5%	5,093	0.6%
Total operating expenses	883,294	90.4%	759,633	88.8%
Operating income	94,045	9.6%	96,227	11.2%
Net interest expense	10,065	1.0%	10,771	1.3%
Equity in loss of associated companies	1,023	0.1%	545	0.1%
Earnings before income taxes	82,957	8.5%	84,911	9.9%
Income taxes	32,353	3.3%	21,054	2.5%
Net earnings	$50,604	5.2%	$63,857	7.5%
Average diluted shares outstanding	128,476		142,030
Diluted earnings per share	$0.39		$0.45

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Six Months Ended June 30
	2008		2007
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,487,474		$1,449,045
Fuel surcharge revenues	368,248		204,266
Total operating revenues	1,855,722	100.0%	1,653,311	100.0%

Operating expenses
Rents and purchased transportation	708,108	38.2%	558,665	33.8%
Salaries, wages and employee benefits	434,596	23.4%	442,575	26.8%
Fuel and fuel taxes	291,639	15.7%	219,829	13.3%
Depreciation and amortization	101,267	5.5%	100,047	6.0%
Operating supplies and expenses	77,762	4.2%	75,441	4.6%
Insurance and claims	32,064	1.7%	34,076	2.1%
Operating taxes and licenses	16,173	0.9%	16,933	1.0%
General and administrative expenses, net of gains	18,114	1.0%	18,593	1.1%
Communication and utilities	9,898	0.5%	10,526	0.6%
Total operating expenses	1,689,621	91.0%	1,476,685	89.3%
Operating income	166,101	9.0%	176,626	10.7%
Net interest expense	21,572	1.2%	18,126	1.1%
Equity in loss of associated companies	1,878	0.1%	1,060	0.1%
Earnings before income taxes	142,651	7.7%	157,440	9.5%
Income taxes	55,634	3.0%	49,412	3.0%
Net earnings	$87,017	4.7%	$108,028	6.5%
Average diluted shares outstanding	128,195		144,240
Diluted earnings per share	$0.68		$0.75

Financial Information By Segment

(in thousands)

(unaudited)

	Three Months Ended June 30
	2008		2007
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$495,834	51%	$387,371	45%
Dedicated	243,271	25%	236,310	28%
Truck	191,842	20%	222,456	26%
Integrated Capacity Solutions	53,123	5%	16,942	2%
Subtotal	984,070	101%	863,079	101%
Intersegment eliminations	(6,731)	(1)%	(7,219)	(1)%
Consolidated revenue	$977,339	100%	$855,860	100%

Operating income

Intermodal	$66,152	70%	$54,185	56%
Dedicated	22,161	24%	24,830	26%
Truck	3,386	4%	16,465	17%
Integrated Capacity Solutions	2,291	2%	678	1%
Other (1)	55	0%	69	0%
Operating income	$94,045	100%	$96,227	100%

	Six Months Ended June 30
	2008		2007
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$932,638	50%	$741,691	45%
Dedicated	471,626	25%	460,597	28%
Truck	376,825	20%	436,768	26%
Integrated Capacity Solutions	90,616	5%	29,919	2%
Subtotal	1,871,705	101%	1,668,975	101%
Intersegment eliminations	(15,983)	(1)%	(15,664)	(1)%
Consolidated revenue	$1,855,722	100%	$1,653,311	100%

Operating income

Intermodal	$117,994	71%	$100,747	57%
Dedicated	40,484	24%	46,796	26%
Truck	3,340	2%	27,890	16%
Integrated Capacity Solutions	4,241	3%	1,156	1%
Other (1)	42	0%	37	0%
Operating income	$166,101	100%	$176,626	100%

      (1) Includes corporate support activity

Operating Statistics by Segment

(unaudited)

	Three Months Ended June 30
	2008	2007

Intermodal

Loads	206,566	176,681
Average length of haul	1,844	1,918
Revenue per load	$2,400	$2,192
Average tractors during the period *	2,019	1,651

Tractors (end of period)
Company-owned	2,050	1,680
Independent contractor	5	14
Total tractors	2,055	1,694

Containers (end of period)	35,427	29,494
Average effective trailing equipment usage	34,578	29,037

Dedicated

Loads	343,742	356,042
Average length of haul	224	253
Revenue per truck per week**	$3,993	$3,518
Average trucks during the period***	4,715	5,215

Trucks (end of period)
Company-owned	4,546	5,060
Independent contractor	82	113
Customer-owned (Dedicated operated)	94	40
Total trucks	4,722	5,213

Trailing equipment (end of period)	8,084	7,382
Average effective trailing equipment usage	12,682	13,235

Truck

Loads	174,193	209,814
Average length of haul	463	513
Loaded miles (000)	79,943	108,829
Total miles (000)	90,630	123,288
Average nonpaid empty miles per load	62.2	68.3
Revenue per tractor per week**	$3,804	$3,446
Average tractors during the period *	3,912	5,022

Tractors (end of period)
Company-owned	3,015	3,854
Independent contractor	753	999
Total tractors	3,768	4,853

Trailers (end of period)	16,779	19,010
Average effective trailing equipment usage	12,198	13,167

Integrated Capacity Solutions

Loads	34,147	11,775

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment

(unaudited)

	Six Months Ended June 30
	2008	2007

Intermodal

Loads	397,586	337,539
Average length of haul	1,862	1,936
Revenue per load	$2,346	$2,197
Average tractors during the period *	1,927	1,612

Tractors (end of period)
Company-owned	2,050	1,680
Independent contractor	5	14
Total tractors	2,055	1,694

Containers (end of period)	35,427	29,494
Average effective trailing equipment usage	34,148	28,512

Dedicated

Loads	674,583	693,983
Average length of haul	228	256
Revenue per truck per week**	$3,809	$3,418
Average trucks during the period***	4,806	5,239

Trucks (end of period)
Company-owned	4,546	5,060
Independent contractor	82	113
Customer-owned (Dedicated operated)	94	40
Total trucks	4,722	5,213

Trailing equipment (end of period)	8,084	7,382
Average effective trailing equipment usage	12,901	13,081

Truck

Loads	344,487	411,552
Average length of haul	478	520
Loaded miles (000)	164,864	216,481
Total miles (000)	187,555	245,759
Average nonpaid empty miles per load	66.3	70.6
Revenue per tractor per week**	$3,606	$3,343
Average tractors during the period*	4,068	5,111

Tractors (end of period)
Company-owned	3,015	3,854
Independent contractor	753	999
Total tractors	3,768	4,853

Trailers (end of period)	16,779	19,010
Average effective trailing equipment usage	12,284	13,231

Integrated Capacity Solutions

Loads	62,227	20,136

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$1,260	$14,957
Accounts receivable	382,121	330,202
Assets held for sale	25,938	39,747
Prepaid expenses and other	57,030	103,988
Total current assets	466,349	488,894
Property and equipment	2,125,382	2,080,893
Less accumulated depreciation	742,988	722,170
Net property and equipment	1,382,394	1,358,723
Other assets	11,072	15,129
	$1,859,815	$1,862,746

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$209,000	$234,000
Trade accounts payable	188,325	189,987
Claims accruals	19,335	19,402
Accrued payroll	43,356	34,310
Other accrued expenses	22,870	26,663
Deferred income taxes	19,935	20,070
Total current liabilities	502,821	524,432

Long-term debt	615,700	679,100
Other long-term liabilities	35,387	34,453
Deferred income taxes	279,652	281,564
Stockholders’ equity	426,255	343,197
	$1,859,815	$1,862,746

Supplemental Data

(unaudited)

	June 30, 2008	December 31, 2007

Actual shares outstanding at end of period (000)	125,617	124,572

Book value per actual share outstanding at end of period	$3.39	$2.76

	Six Months Ended June 30
	2008	2007

Net cash provided by operating activities (000)	$202,648	$210,645

Net capital expenditures (000)	$110,400	$210,032

Purchases of common stock (000)	$—	$300,473